Press Release	Source: Ashworth, Inc.

Ashworth, Inc. Reaches Agreement with the Knightspoint Group

Friday May 5, 6:00 am ET

CARLSBAD, Calif.--(BUSINESS WIRE)--May 5, 2006--Ashworth, Inc. (NASDAQ:ASHW - News) and The Knightspoint Group (“Knightspoint”) today announced that they have reached an agreement relating to Ashworth’s upcoming 2006 Annual Meeting of Stockholders.

Under the terms of the Settlement Agreement, the Company has appointed two of Knightspoint’s proposed candidates, David M. Meyer, Managing Member of Knightspoint Partners LLC, and Peter M. Weil, Partner of Lighthouse Retail Group LLC, as new independent directors to the Board of Directors, effective May 8, 2006. David Meyer and Peter Weil will be included in the Company’s proxy statement as candidates for election at the 2006 Annual Meeting. In addition, a third independent director, to be mutually agreed upon by Knightspoint and the Company, will be added to the Board as soon as practicable. Under the terms of the Settlement Agreement, Mr. Meyer will be appointed to the Compensation and Human Resources Committee and a new Special Committee of five directors will be promptly established (with three of the committee members designated by the Company and two by Knightspoint) for the purpose of overseeing the Company’s ongoing exploration of strategic alternatives. As part of the settlement, Knightspoint has withdrawn its proposed By-law amendments and its nomination of candidates for election to the Board of Directors and has agreed to vote its shares in favor of all of the Board’s nominees. The Annual Meeting has been scheduled for July 17, 2006.

Randall L. Herrel, Sr., Ashworth’s Chairman and Chief Executive Officer, said, “We are pleased that this matter has been resolved in a manner that serves the best interests of all Ashworth stockholders. Our Board and management team remain focused on continuing to implement the profit improvement initiatives we outlined late last year and further improving the Company’s operations and financial performance. Furthermore, our Board continues to actively work with our independent financial advisor to identify and evaluate a range of strategic alternatives to enhance stockholder value, including a possible sale of the Company.”

James B. Hayes, lead independent director of Ashworth’s Board of Directors, said, “The Board of Directors is committed to enhancing value for all Ashworth stockholders. We welcome the input we have received from Knightspoint and believe this agreement represents a positive result for our Company and our stockholders. We look forward to working closely with David and Peter and benefiting from their years of experience to help the Company continue to enhance stockholder value.”

On behalf of Knightspoint, Michael S. Koeneke, Managing Member of Knightspoint Partners, said, “We are pleased to be able to work constructively with Ashworth with the shared goal of maximizing the value of the Company. We look forward to playing an active role in the Company’s ongoing exploration of strategic alternatives and are confident that our nominees to the Board will bring the energy and determination to help see the process through to a successful conclusion.”

David Meyer

Mr. Meyer, 37, is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in March 2003. Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp. (NYSE:CPY - News) since April 2004 and served as a member of the interim Office of the Chief Executive of CPI Corp. in 2004-2005. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston including, as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office.

Mr. Meyer received a B.S. in Engineering/Operations Research from Princeton University in 1990 and an M.B.A. from Stanford University in 1995.

Peter Weil

Mr. Weil, 54, is a Partner of Lighthouse Retail Group LLC, a consulting firm specializing in improving operating and positioning strategies for retailers. From 1996 to 2004, he was Senior Vice President/Director of Retail Forward, formerly PriceWaterhouseCoopers’ retail consulting group. He previously held Senior Vice President positions with Macys, Marshalls, and J Baker/Morse Shoe in merchandising and supply chain management. Mr. Weil’s consulting clients have included Hewlett-Packard, Disney, Brooks Brothers, Nordstrom, Family Dollar and Loblaws.

About Ashworth, Inc.

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92010 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under other licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game® brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu® brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

About The Knightspoint Group

Knightspoint Partners LLC is an investment firm that takes active positions in undervalued public companies and, as necessary, pursues value-creating change.

Forward Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the identification and evaluation of strategic alternatives, the actual or threatened proxy solicitation by third parties, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s acquisition of Gekko Brands LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.

Ashworth, Inc. will file a proxy statement in connection with its 2006 annual meeting of stockholders. Ashworth stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Ashworth with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Ashworth’s Internet website at www.ashworthinc.com or by writing to Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92010. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 toll-free or by email at proxy@mackenziepartners.com.

Ashworth, its directors and certain of its executive officers are participants in a solicitation of proxies for Ashworth’s 2006 annual meeting of stockholders. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Ashworth with the Securities and Exchange Commission on March 31, 2006.

Contact:

For Ashworth:

Ashworth, Inc.

Randall L. Herrel, Sr., Chairman & CEO

Winston Hickman, CFO

760-438-6610

or

MacKenzie Partners, Inc.

Dan Burch/Amy Bilbija, 212-929-5500

or

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman/Jamie Moser, 212-355-4449

or

For Knightspoint:

David Meyer/Michael Koeneke, 212-786-6050

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Source: Ashworth, Inc.